EXHIBIT NO. 10b(21)


                          Employment Agreement Between
               John E. Manczak and Carolina Power & Light Company

         This Employment Agreement ("Agreement") is made and entered into by John E. Manczak ("Manczak") and Carolina Power & Light Company ("CP&L"). Throughout the remainder of the Agreement, Manczak and CP&L may be collectively referred to as "the parties."
         CP&L and Manczak wish to enter into an employment relationship whereby Manczak will be employed as Senior Vice President - Retail Sales & Service beginning on June 16, 1997. The parties desire to enter into this Agreement in connection with that employment relationship.
         In consideration of the above and the mutual promises set forth below, Manczak and CP&L agree as follows:


1. POSITION. Manczak will be employed as Senior Vice President - Retail Sales & Service beginning on June 16, 1997.

2. SALARY. CP&L will pay Manczak an annual salary at the rate of $220,000 (Two Hundred Twenty Thousand Dollars) (less applicable withholdings) per year, subject to periodic review on or around January 1 of each year or at the time other executive officers' salaries are reviewed.

3. RELOCATION EXPENSES. In order to assist Manczak in his relocation to Raleigh, North Carolina, CP&L will provide the following benefits:

         a) Cash Payment. CP&L will pay Manczak $100,000 (One Hundred Thousand Dollars) (less applicable withholdings) to compensate Manczak for relocation expenses and to assist in the purchase of housing in Raleigh, North Carolina. Such payment shall be made by CP&L by August 1, 1997.

         b) Relocation Program. Manczak will be eligible to participate in CP&L's relocation program in accordance with its terms. However, CP&L will pay to Manczak an additional amount to compensate him for the income taxes Manczak will incur on these benefits.

         c) Temporary Living Expenses. In addition to the 30 days provided by the CP&L Relocation Program, Manczak will be reimbursed for any reasonable temporary living expenses associated with the rental of a two-bedroom furnished apartment, including furniture storage as appropriate, through September 1, 1997, or until family relocation, whichever comes first. CP&L will also reimburse Manczak for the reasonable expenses associated with up to six (6) trips for his return to Michigan, or his immediate family's (including Manczak's father's) trips to North Carolina, during the period of temporary living prior to September 1, 1997. Manczak acknowledges that these reimbursements will be subject to taxation to him; however, CP&L will pay to Manczak an additional amount to compensate him for the income taxes Manczak will incur on these benefits. Following September 1, 1997, CP&L will also reimburse Manczak for additional temporary living expenses until April 30, 1998, or until he closes on his personal residence located at 431 Marlowe Road, Raleigh, North Carolina, whichever occurs first. Manczak acknowledges that these additional reimbursements will be subject to taxation to him; however, CP&L will pay Manczak an additional amount to compensate him for the income taxes Manczak will incur on those additional reimbursements made by CP&L for living expenses through December 31, 1997.

4. PURCHASE OF CP&L STOCK. CP&L will purchase in Manczak's name, 1000 shares of CP&L common stock. Such purchase shall be made by August 1, 1997. CP&L will pay to Manczak an additional amount to compensate him for the income taxes Manczak will incur as a result of this purchase.

5. MANAGEMENT INCENTIVE COMPENSATION PROGRAM. Manczak will be eligible to participate in the Management Incentive Compensation Program ("MICP") beginning in 1997, for which a payment will be made on or before March 31, 1998. Pursuant to the terms of the MICP, Manczak's target payout will be 25 percent of annual base earnings. Manczak will be paid a minimum of $55,000 (Fifty Five Thousand Dollars) in March of 1998 for the 1997 performance year.

6. LONG-TERM INCENTIVES. Manczak will be eligible to participate in the 1997 Performance Share Sub-Plan under the Equity Incentive Plan, as a group executive in accordance with its terms.

7. SUPPLEMENTAL RETIREMENT PLAN. Manczak will be eligible to participate in CP&L's Supplemental Retirement Plan subject to the terms of the plan.

8. SUPPLEMENTAL SENIOR EXECUTIVE RETIREMENT PLAN. Manczak will be eligible to participate in CP&L's Supplemental Senior Executive Retirement Plan ("SERP"). In connection with Manczak's participation in SERP, Manczak will be awarded ten (10) years of additional service credit for purposes of participation, vesting and benefit calculations. Three (3) years of such service credit will be deemed to have been in service on the Senior Management Committee.

9. DEFERRED COMPENSATION PLAN FOR KEY MANAGEMENT EMPLOYEES. Manczak will be eligible to participate in the Deferred Compensation Plan for Key Management Employees (the "Deferred Compensation Plan"), subject to its terms.

10. EXECUTIVE PERMANENT LIFE INSURANCE PLAN. Pursuant to its terms, Manczak will be eligible to participate in the Executive Permanent Life Insurance program with a target benefit of three times projected salary assuming a salary growth of six percent, but not to exceed $1,200,000 (One Million Two Hundred Thousand Dollars).

11. EXECUTIVE AD&D LIFE INSURANCE. Manczak will be eligible to participate in CP&L's AD&D insurance program, subject to the terms of the program, up to a maximum amount of $500,000 (Five Hundred Thousand Dollars).

12. STOCK PURCHASE SAVINGS PLAN. Manczak will be eligible to participate in CP&L's Stock Purchase Savings Plan, pursuant to its terms.

13. FINANCIAL AND ESTATE PLANNING. Consistent with CP&L's practice with respect to other senior executives, Manczak will be allowed to obtain Company reimbursed financial planning and tax preparation services.

14. DISABILITY INCOME. Manczak will be eligible to participate in CP&L's Long-Term Disability Program subject to the terms of the plan.

15. VACATION. Manczak will be eligible for up to four weeks' paid vacation per year.

16. HOLIDAYS. Manczak will be eligible for ten (10) CP&L paid holidays, as provided in the CP&L Handbook.

17. AUTOMOBILE. Manczak will be paid a car allowance of $1,350 (One Thousand Three Hundred Fifty Dollars) (less applicable withholdings) per month. He will also be provided a cellular telephone for his automobile and provided reserved parking at CP&L's expense.

18. ANNUAL PHYSICAL. CP&L will pay for an annual physical examination by a physician of Manczak's choice.

19. OTHER BENEFITS. Manczak will be eligible to participate in other CP&L benefits, subject to the terms of the respective plans, as described in more detail in the Employee Handbook. Additionally, upon retirement from CP&L, Manczak will be eligible to participate in the medical and dental insurance programs provided other retirees, such as the President/CEO, at retiree rates subject to the terms of those plans; provided, however, that to the extent any such benefits may not be provided to Manczak because of statutory or regulatory limitations, CP&L will use its best efforts to obtain substantially equivalent coverage on an insured basis.

20. CAPITAL CITY CLUB. CP&L will pay an initiation fee and monthly dues for a membership in the Capital City Club for Manczak.

21. AIRLINE CLUB MEMBERSHIP. CP&L will pay the fee for airline club membership for Manczak.

22. COUNTRY CLUB MEMBERSHIP. At Manczak's option, if joined, CP&L will pay the initiation fees and monthly dues for country club membership for Manczak at a club approved by CP&L. Business-related expenses will be reimbursed consistent with CP&L's expense account guidelines.

23. HEALTH CLUB. CP&L will pay initiation and dues for a family membership in the Rex Hospital Wellness Center or equivalent facility, with equivalent rates, of Manczak's choice.

24. PERSONAL COMPUTER. CP&L will provide a personal computer to Manczak to be used at his personal residence.

25. TERMINATION OF EMPLOYMENT. The employment relationship between Manczak and CP&L is "at will" and may be terminated by either CP&L or Manczak with or without advance notice and may be terminated with or without cause as defined below.

         a) Termination Without Cause. Within two (2) years of the date Manczak began employment with CP&L, if Manczak's employment is terminated without cause then Manczak will be provided with severance benefits of two (2) years of annual base salary. In addition, Manczak will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs. If Manczak's employment is terminated without cause after the expiration of a two (2) year period following the date on which Manczak began his employment with CP&L, then Manczak shall be entitled to those severance benefits, if any, that are customary for group executives at CP&L.

         b) Constructive Termination - Within two (2) years of the date of this Agreement, if Manczak's employment is Constructively Terminated, then Manczak will be entitled to the greater of either two (2) years salary or those benefits provided for in a plan or program adopted by CP&L for such Constructive Terminations. For purposes of this paragraph 25, a Constructive Termination will be deemed to occur if there is a change in the form of ownership of CP&L (e.g., CP&L is acquired, enters into a business combination with another company or otherwise changes form of ownership).

         c) Voluntary Termination - If Manczak terminates his employment voluntarily for any reason other than a Constructive Termination, then he shall be eligible to retain all benefits under existing benefit programs which have vested pursuant to the terms of those programs, but he shall not be entitled to any form of salary continuance or any form of severance benefit.

         d) Termination for Cause - If Manczak's employment is Terminated for Cause, then he shall be eligible to retain all benefits under existing benefit programs which have vested pursuant to the terms of those programs, but he shall not be entitled to any form of salary continuance or any form of severance benefit. For purposes of this paragraph 25, Termination for Cause shall be defined as the termination of employment for: (a) dishonest statements or acts of Manczak; (b) the commission by or indictment of Manczak for (i) a felony; or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud ("indictment" for these purposes means an indictment, probable cause proceeding or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); and (c) gross negligence, willful misconduct or insubordination by Manczak with respect to CP&L or any other affiliate of CP&L.

26. WAIVER OF BREACH. Manczak's or CP&L's waiver of any breach of any provision of this agreement shall not waive any subsequent breach by the other party.

27. ENTIRE AGREEMENT. The Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to its subject matter; (ii) constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that: (i) no representations, inducements, promises, oral or written, made by any party or anyone acting on behalf of the party, which are not embodied in the Agreement; and (ii) no agreement, statement, or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties.

28.      SEVERABILITY.  If a court  of  competent  jurisdiction  holds  that any provision or subpart thereof contained in the Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any of the other provisions in the Agreement.

29. PARTIES BOUND. The Agreement shall apply to, be binding upon an inure to the benefit of the parties' successors, assigns, heirs, and other representatives.

30.      GOVERNING LAW. The Agreement will be governed by North Carolina law.

         In witness whereof, the parties have entered into the Agreement on the day and year written below.

By:      /S/ John E. Manczak                    Date:  September 24, 1997
         ------------------------
         John E. Manczak


By:      /S/                                    Date:  September 24, 1997
         ----------------------------------
         Carolina Power & Light Company

Title:      /S/
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